EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2006, except for Note No. 8, as to which the date is March 31, 2006, accompanying the consolidated financial statements of Phoenix Footwear Group, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Los Angeles, California

January 3, 2007